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                                   MBIA INC.
                     SUMMARY OF SHAREHOLDERS' RIGHTS PLAN


          On December 12, 1991, the Board of Directors of MBIA Inc. (the "Company") declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of Common Stock, par value $1.00 per share (the "Common Shares"), of the Company. The dividend was paid on March 30, 1992 to the shareholders of record on March 16, 1992. On May 12, 1994, the Board of Directors amended the terms of the Rights. The following is a summary of the terms of the Rights, as amended.

          Each Right entitles the registered holder to purchase from the Company one one-hundredth of a Junior Participating Cumulative Preferred Share, $1.00 par value per share, of the Company (the "Preferred Shares"), at a price of $160.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, as of December 12, 1991 as amended as of October 24, 1994 (as so amended, the "Rights Agreement"), between the Company and Mellon Securities Trust Co., as Rights Agent (the "Rights Agent").

          The Rights are attached to all Common Share certificates representing shares then outstanding, and no separate certificates representing the Rights ("Right Certificates") will be distributed. The Rights will separate from the Common Shares and a "Distribution Date" will occur upon the earlier to occur of
(i) ten business days following the time (the "Shares Acquisition Date") of a
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public announcement by the Company that (except as provided below) a person or group of affiliated or associated persons (a "Person") acquired, or obtained the right to acquire, beneficial ownership (as defined in the Rights Agreement) of 10% or more of the outstanding Common Shares of the Company (such Person, an "Acquiring Person") and (ii) ten business days (or such specified or unspecified
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later date as may be determined by action of the Board of Directors) following the commencement or announcement of an intention to make a tender offer or exchange offer which, if successful, would cause the bidder to own 10% or more of the outstanding Common Shares. Notwithstanding the foregoing, in the event that any Person who would otherwise be an "Acquiring Person" has become such inadvertently (including, without limitation, because (i) such Person was
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unaware that it benefi-
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cially owned 10% or more of the Common Shares or (ii) such Person was aware of
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the extent of such beneficial ownership but such Person acquired beneficial ownership of such Common Shares without the intention to change or influence the control of the Company and without actual knowledge of the consequences of such beneficial ownership under the Rights Agreement), as determined in good faith by the Board of Directors, and such Person, as promptly as practicable, divests itself of a sufficient number of Common Shares to bring its ownership below the 10% threshold, such Person will not be deemed to be an Acquiring Person.

          The Rights Agreement provides that, until the Distribution Date, (i)
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the Rights will be transferred with and only with the Common Shares, (ii) new
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Common Share certificates issued after March 16, 1992, upon transfer or new issuance of the Common Shares, will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any of the Common
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Share certificates outstanding will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate Right Certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights. Except as otherwise determined by the Board of Directors, only Common Shares issued prior to the Distribution Date will be issued with Rights.

          The Rights are not exercisable until the Distribution Date. The Rights will expire on December 12, 2001, unless earlier redeemed by the Company as described below.

          In the event that, after the Shares Acquisition Date, the Company is acquired in a merger or other business combination transaction (except transactions described in clause (i) of the next succeeding paragraph or certain mergers which follow an offer described in clause (iii) of the next succeeding paragraph) or 50% or more of its assets, cash flow or earning power is sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value (as defined in the Rights Agreement) of two times the Purchase Price of the Right.

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          If at any time following the Distribution Date, (i) the Company is the
                                                           -
surviving corporation in a merger and its Common Shares are not changed or exchanged, or (ii) an Acquiring Person has acquired beneficial ownership of 10%
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or more of the Common Shares (except pursuant to a tender offer for all outstanding Common Shares determined to be at a fair price and otherwise in the best interests of the Company and its shareholders by a majority of the Outside Directors), proper provision shall be made so that each holder of a Right (other than the Acquiring Person) will thereafter have the right to receive upon exercise that number of Common Shares (or, in certain circumstances, cash, a reduction in the Purchase Price, Common Shares, other equity securities of the Company, debt securities of the Company, other property or a combination thereof) having a market value (as defined in the Rights Agreement) of two times the Purchase Price of the Right. However, Rights are not exercisable following the occurrence of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or an affiliate, associate or transferee thereof) will be null and void.

          The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock
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dividend on, or a subdivision, combination or reclassification of, the Preferred
Shares, (ii) upon the grant to holders of Preferred Shares of certain rights or
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warrants to subscribe for Preferred Shares or convertible securities at less than the current market price of Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Common Shares) or of subscription rights or warrants (other than those referred to above). The number of Rights and number of Preferred Shares issuable upon the exercise of each Right are also subject to adjustment in the event of a stock split, combination or stock dividend on the Common Shares.

          With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued and, in lieu

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thereof, an adjustment will be made based on the market price of the Preferred
Shares on the last trading date prior to the date of exercise.

          At any time prior to the earlier of (i) ten business days following
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the Shares Acquisition Date or (ii) December 12, 2001, the Board of Directors
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may redeem the Rights in whole, but not in part, at a price of $.01 per Right
(the "Redemption Price"). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the rights will terminate and the only right of the holders of Rights will be to receive the $.01 Redemption Price.

          At any time after a person becomes an Acquiring Person any prior to the acquisition by such Person of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights beneficially owned by such Person which have become void), in whole or part, at an exchange ratio of one Common Share per Right (subject to adjustment).

          Each Preferred Share purchasable upon exercise of the Rights will have a minimum preferential dividend of $100 per year, but will be entitled to receive, in the aggregate, a dividend of 100 times the dividend declared on the Common Shares. In the event of liquidation, the holders of the Preferred Shares will be entitled to receive a minimum liquidation payment of $100 per share, but will be entitled to receive an aggregate liquidation payment equal to 100 times the payment made per Common Share. Each Preferred Share will have one hundred votes, voting together with the Common Shares. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount and type of consideration received per Common Share. The rights of the Preferred Shares as to dividends and liquidation, and in the event of mergers and consolidations, are protected by anti-dilution provisions.

          Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, other than rights resulting from such holder's ownership of Common Shares, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Shares (or other consideration) of

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the Company or for common stock of the acquiring company as set forth above.

          Any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the Shares Acquisition Date without the approval of the holders of Rights. After such time, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to correct or supplement defective or inconsistent provisions, or to make changes which do not adversely affect the interests of the holders of Rights (excluding the interests of any Acquiring Person).

          A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A on December 31, 1991. A copy of the amendment dated as of October 24, 1994 has been filed with the Securities and Exchange Commission as an Exhibit to a Form 8-A/A dated October 26, 1994. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

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